Exhibit 99.4

China Ritar Power Corp. Announces Expansion of Board of Directors with the Appointment of Jianjun Zeng, Charles C. Mo, Yaofu Tang and Xiongjie Wang

SHENZHEN, China, Aug. 5 -- China Ritar Power Corp. (OTC Bulletin Board: CRTP), (the "Company" or "China Ritar"), a leading Chinese manufacturer of lead-acid batteries, announced the appointment of Jianjun Zeng, Charles C. Mo, Yaofu Tang, and Xiongjie Wang as new directors of the Company, among whom, Messrs Mo, Tang and Wang act as independent directors of the Company. Through these appointments, the Company has also completed the establishment of its audit, compensation, and governance and nominating committees. Mr. Mo serves as the chair of the Company's audit committee, Mr. Tang serves as the chair of the compensation committee, and Mr. Wang serves as the chair of the governance and nominating committee.

"The addition of Jianjun Zeng, Charles C. Mo, Yaofu Tang, and Xiongjie Wang to China Ritar's board of directors ensures that China Ritar will benefit from a diversity of knowledge and opinions. The board of directors selected Jianjun, Charles, Yaofu and Xiongjie based on their strong leadership skills, extensive management experience, and proven track records," said Jiada Hu, chief executive officer of China Ritar.

With the appointments of these four new directors, the Company's board of directors, which currently has five members, is now comprised of a majority of independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market.

Mr. Jianjun Zeng, joined the Company on February 16, 2007 as chief operating officer. Prior to China Ritar, Mr. Zeng served as vice president of a leading lead-acid battery manufacturer, Zhongshan Enduring Battery Co. Ltd. He has also worked as vice president of sales for a Shenzhen-based VRLA manufacturer named Jinxingguang Power Co., Ltd. Prior to that, he led the production department of a metallurgy company based in Hengyang City, Tianyuan Inc. Mr. Zeng holds an MBA from Zhongshan University and a bachelor's degree from Hunan University.

Mr. Charles C. Mo is a Certified Public Accountant with twenty-seven years of experience in corporate accounting and finance. Since June of 2005, he has served as General Manager of Charles Mo & Co, a consulting company with a focus on general management in China. Between 1999 and 2005, he was the chief operating officer and chief financial officer of Coca-Cola Shanghai. Prior to Coca-Cola, he headed the finance departments of several leading companies such as Fisher Rosemount Shanghai, Nike China, and Polaroid China. He has also served as an accountant and auditor for Ernst & Young and Thomas Allen, CPA. Mr. Mo obtained his MBA from California State University-Fullerton and a bachelor's degree in business administration from Hong Kong Baptist College.

Mr. Yaofu Tang is one of the leading computer experts in China with over 36 years of experience in the field. He was one of major developers of the first Chinese PC, Chinese MS-DOS and ROM dot-matrix Chinese Character font base. Prior to joining Ritar, he worked with a successful Japanese-based wireless POS developer called Any1, Inc. He has also served as President and CEO of Tangy Mobile Device ("TMD"). Prior to TMD, he was the group vice president and served on the board of directors of two leading Chinese computer companies: the Founder Group and Great Wall Computer Group. Mr. Tang earned his bachelor's degree from Peking University.

Mr. Xiongjie Wang has over 20 years of work experience in the Chinese patent industry. Since June 2005, he has been the executive director and general manager of Shenzhen Xiongjie Patent & Trademark Agent Company. From December 2002 to June 2005, he worked with Shenzhen Zhongzhi Patent Agent Company as executive director and general manager. Mr. Wang is currently a board member of All-China Patent Agents Association.

About China Ritar

China Ritar designs, develops, manufactures and markets environmentally friendly lead-acid batteries with a wide range of capacities and applications, including telecommunications, Uninterrupted Powers Source (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid or VRLA batteries. Products are sold worldwide with sales in 56 countries including China, India, and numerous markets in Europe and the Americas.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information please contact:

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200